CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (A) THE TYPE OF INFORMATION THE COMPANY KEEPS PRIVATE AND CONFIDENTIAL AND (B) NOT MATERIAL. THE REDACTED INFORMATION IS INDICATED BY BRACKETS.

IN ADDITION, THE DRAFT EMPLOYMENT, SEVERANCE AND CHANGE-IN CONTROL AGREEMENT EXHIBIT HAS BEEN OMITTED.

March 18, 2026

Simon Edwards
[address]

Dear Simon,

I am pleased to offer you the position of Chief Financial Officer (CFO) with Bloom Energy Corporation (the “Company”). In this full-time, salaried (exempt) position, you will report directly to me and will be based in San Jose, California
Here are the terms of this offer:
•Your annual salary will be $550,000, less applicable withholdings and deductions. You will be paid every other Friday in accordance with the Company’s normal payroll practices.
•You will be eligible to receive an annual bonus based on the Company’s and your achievement of performance objectives established by the Board and/or its Compensation Committee, with a target of 70% of your base salary, contingent to your active employment with the Company at the time these payments become due. For 2026, you will be eligible to receive a pro-rated bonus, based on the company Corporate Bonus results and your individual performance, with a potential of up to 200%.
•We will recommend that the Company’s Board of Directors grant you Restricted Stock Units (“RSUs”) for 10,000 shares of the Company's Class A Common Stock, corresponding to a value of $1,590,000, using a stock price of $159, used for all executive grants to date in 2026. Upon approval, the RSUs will start vesting on the 15th day (or the next trading day) of the month following the meeting. A third of the shares subject to RSUs shall vest on the one-year anniversary of the vesting commencement date and the remaining shares shall vest quarterly over the next two years until the RSU is fully vested after three years from the vesting commencement date. The grant is subject to your continued employment and the Company’s standard terms and conditions.
4353 North First Street
San Jose, CA 95134
408.543.1500
bloomenergy.com

•In addition, we will recommend that the Company’s Board of Directors grant you Performance Stock Units (“PSUs”) for 10,000 shares of the Company's Class A Common Stock, corresponding to a value of $1,590,000, using a stock price of $159, used for all executive grants to date in 2026. Upon approval, the PSUs will vest based on a combination of time and achievement against performance metrics targets. Earned PSUs will vest on March 15, at the end of the three-year performance period. The number of PSUs earned will range from 0% to 200% of the target PSUs granted, as calculated annually for each of the three years in the performance period and taking the sum of the annual results, subject to the terms of Grant Agreement and 2018 Equity Incentive Plan.
[performance metric target table]
The grants are all subject to your continued employment at the time of each vesting and the Company’s standard terms and conditions.
Please note that the vesting schedule, target achievements and metrics are only described here in broad terms and that the specific vesting schedule and metrics descriptions and certification conditions will be established in the grant agreements posted on E-Trade-Morgan Stanley following the grant. The final terms of the grant agreements will supersede this letter’s.
•Starting in 2027, your compensation will be reviewed according to the normal Executive Review cycle.
•You will also be eligible to receive benefits that the Company generally provides to its employees, consistent with the eligibility terms of those programs. A more detailed description of these benefits will be provided to you upon joining the Company.

4353 North First Street
San Jose, CA 95134
408.543.1500
bloomenergy.com

Your offer of employment is conditioned upon a satisfactory (at the Company’s discretion) reference check, background check, and upon proof of your right to work in the US.

Upon successful completion of the background check and right of employment verification, you and the Company will enter into an employment relationship which terms and conditions, including severance and Change-in-Control dispositions are detailed in the draft Employment, Severance and Change-in Control agreement attached to this letter for your reference. The then signed Agreement will then supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.

We are very excited about you joining our team and look forward to a mutually rewarding relationship.
By signing below, you are accepting the terms of the offer specified in this letter. After signing and dating this letter below, please return all pages by email or by confidential fax (408-543-1004). This offer of employment is valid for seven days.

Sincerely,    Agreed to and accepted by:

Signature: /s/ Simon Edwards
KR Sridhar	Print Name: Simon Edwards
Founder, Chairman and CEO	Date: March 18, 2026
Bloom Energy Corporation	Start Date: April 13, 2026

4353 North First Street
San Jose, CA 95134
408.543.1500
bloomenergy.com